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                                                              Exhibit 99.A(8)(b)


                        ADMINISTRATIVE SERVICES AGREEMENT

            This Administrative Services Agreement (this "Agreement") is made effective as of 12:01 a.m., Eastern Standard Time, on the 1st day of January, 2001 ("Effective Date"), by and between THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.) a Michigan stock insurance corporation ("Provider") and THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK, a New York stock life insurance corporation ("Company").

            WHEREAS, Company is currently receiving services pursuant to an Administrative Services agreement effective as of the 1st day of October, 1997 between Company and THE MANUFACTURERS LIFE INSURANCE COMPANY (the "Prior Agreement"); and

            WHEREAS, Company wishes to terminate the Prior Agreement and desires Provider to perform administrative and special services (collectively, "services") for Company in its insurance operations and desires further to make use in its day-to-day operations of certain property, equipment and facilities (collectively, "facilities") of Provider as Company may request; and

            WHEREAS, Provider and Company contemplate that such an arrangement will achieve certain operating economies and improve services to the mutual benefit of both; and

            WHEREAS, Provider and Company wish to assure that all charges for services and the use of facilities incurred hereunder are reasonable and in accordance with the requirements of New York Insurance Department Regulation No. 33 and to the extent practicable reflect actual costs and are arrived at in a fair and equitable manner, and that estimated costs, whenever used, are adjusted periodically, to bring them into alignment with actual costs; and
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            WHEREAS, Provider and Company wish to identify the services to be rendered to Company by Provider and the facilities to be used by Company and to provide a method of fixing bases for determining the charges to be made to
Company:

            NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Provider and Company agree as follows:

            1. PERFORMANCE OF SERVICES AND USE OF FACILITIES. Subject to the terms, conditions and limitations of this Agreement, Provider agrees to the extent requested by Company to perform diligently and in a professional manner such services for Company as Company determines to be reasonably necessary in the conduct of its insurance operations.

            Subject to the terms, conditions and limitations of this Agreement, Provider agrees to the extent requested by Company to make available to Company such of its facilities as Company and Provider may mutually determine to be reasonably necessary in the conduct of its insurance operations, including but not limited to data processing equipment, business property (whether owned or leased) and communications equipment.

            Provider agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform this Agreement.

            With the Company's prior written consent, Provider may arrange to furnish such services through one or more of its affiliates, subject to the terms, conditions and limitations set forth herein. The Provider shall furnish the Company with written confirmation of the nature and extent of services to be provided to the Company by such affiliates and the location(s) at which
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such services shall be performed. Any such affiliate shall agree in writing to observe and be bound by all terms and conditions of this Agreement in performing such services and its records shall be subject to inspection, audit and examination by the Company in accordance with Section 5 and 6 hereof. Charges for such services shall be determined consistent with the requirements of
Section 3, and shall be included in the statement furnished by the Provider to the Company pursuant to Section 4. Provider shall, at all times, remain liable to the Company for the performance of services by such affiliates to the same extent as if they had been performed by Provider itself. Exhibit A lists the services to be provided directly by Provider and those to be delegated to affiliates of Provider pursuant hereto as of the Effective Date of this Agreement

            2. CAPACITY OF PERSONNEL AND STATUS OF FACILITIES. Whenever Provider utilizes its personnel to perform services for Company pursuant to this Agreement, such personnel shall at all times remain employees of Provider subject solely to its direction and control, and Provider shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

            No facility of Provider used in performing services for or subject to use by Company shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

            3. EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any services hereunder which require the exercise of judgment by Provider, Provider shall perform any such service in accordance with any standards and guidelines Company develops and communicates to Provider. In performing any services hereunder, Provider shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of Company.
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            4. CONTROL. The performance of services by Provider for Company pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Provider or Company by their respective Boards of Directors. Provider shall act hereunder so as to assure the separate operating identity of Company, consistent with the provisions of Section 1507 of the New York Insurance Law.

            5. SERVICES. The performance of Provider under this Agreement with respect to the business and operations of Company shall at all times be subject to the direction and control of the Board of Directors of Company.

            Subject to the foregoing and to the terms, conditions and limitations of this Agreement, Provider shall provide to Company the services set forth below in connection with the insurance business of the Company.

                  (a) UNDERWRITING. Subject to underwriting standards established by Company and communicated to Provider, Provider shall provide underwriting services, including review of policy applications, assignment of policy numbers, MIB review, medical review and other investigations and actual policy issue, all subject to final approval of Company. Provider shall provide assistance to the Company in the development of all underwriting criteria pursuant to which all new business applications and policyowner service transactions requiring underwriting decisions will be processed and acted upon. All new applications will initially be sent to Provider. All policyowner service transactions requiring any underwriting decisions shall be determined by Provider personnel. THE COMPANY SHALL RETAIN THE FINAL AUTHORITY TO MAKE UNDERWRITING DECISIONS.
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                  (b) POLICY OWNER SERVICES. Provider shall provide automated systems and personnel to assist with policyowner services, from the point of issue through termination of coverage. . Policyowner records of the Company shall be maintained at the home offices of the Company. WHERE SUCH SERVICES INCLUDE ASSISTANCE IN THE COLLECTION AND PROCESSING OF PREMIUMS ON BEHALF OF THE COMPANY, THE COMPANY SHALL MAINTAIN A LOCKBOX WITH ONE OR MORE FINANCIAL INSTITUTIONS OF ITS CHOICE FOR THE RECEIPT OF PREMIUMS. ALL FORMS UTILIZED IN CONNECTION WITH THE COMPANY'S BUSINESS AND ALL CORRESPONDENCE WITH POLICYHOLDERS SHALL BEAR ITS NAME AND CONTAIN ITS NEW YORK ADDRESS AND ALL COMMUNICATIONS WITH POLICYOWNERS SHALL BE IN THE COMPANY'S NAME.

                  (c) CLAIMS. Subject to claims settlement procedures established by Company and communicated to Provider, Provider shall provide claims services, including verification that the policy was in force, and review and investigation of claims, all subject to final approval of Company.

                  (d) MARKETING. Upon request of the Company, Provider shall assist the Company in preparation of marketing material, assist in the recruitment and product training of agents and provide other marketing support services. However, all decisions regarding the approval of marketing material and the acceptance, appointment or termination of agents shall be made by the Company.

                  (e) ACCOUNTING. Preparation and maintenance of financial statements and reports, including all required GAAP and statutory financial statements and all federal, state or local tax returns.
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                  (f) FUNCTIONAL SUPPORT SERVICES. Provider shall provide (i)
actuarial services, including rate and profit share analysis, product development, counseling on reserving requirements, work required for or in support of rate and/or form submissions and actuarial certifications, (ii) telecommunications services and electronic data processing services, facilities and integration, including software programming and documentation, hardware utilization related to provision of certain policy owner services and administration, a system facilitating access to Provider's electronic data processing system, (iii) legal services, including representation of Company in the prosecution or defense of actions and in the negotiation and preparation of contracts, agreements and agency documents, product development and drafting and filing of policies and forms, governmental relations and advising on regulatory compliance and rendering opinions on various legal matters, (iv) purchasing and employee relations services, and (v) consultation in negotiating banking, accounting, and treasury arrangements.

                  (g) AGENT LICENSING. Upon request of the Company, Provider shall furnish the Company with administrative and clerical services in connection with the appointment, termination and licensing of the Company's insurance agents. However, all decisions regarding acceptance, appointment or termination of agents shall be made by the Company.

            6. CHARGES. Company agrees to reimburse Provider for services and facilities provided by Provider to Company pursuant to this Agreement. The charge to Company for such services and facilities shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Company by Provider, plus a reasonable charge
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for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

            Subject to New York Insurance Department Regulation 33, the bases for determining such charges to Company shall be those used by Provider for internal cost distribution. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Provider on behalf of Company.

            Cost analyses will be made from time to time by Provider to determine, as closely as possible, the actual cost of services rendered and facilities made available to Company hereunder. Provider shall forward to Company the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of cost incurred by Provider on behalf of Company.

            Provider's determination of charges hereunder shall be presented to Company, and if Company objects to any such determination, it shall so advise Provider within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to Company and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Provider and Company whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Provider and Company.
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            7. PAYMENT. Provider shall submit to Company within thirty (30) days of the end of each calendar quarter a written statement of the amount estimated to be owed by Company for services and the use of facilities pursuant to this Agreement in that calendar quarter, and Company shall pay to Provider within fifteen (15) days following receipt of such written statement the amount set forth in the statement.

            Within thirty (30) days after the end of each calendar year, Provider will submit to Company a detailed written statement of the charges due from Company to Provider in that calendar year, including charges not included in any previous statements, and any balance payable or to be refunded as shown in such statement shall be paid or refunded within fifteen (15) days following receipt of such written statement by Company.

            8. ACCOUNTING RECORDS AND DOCUMENTS. Provider shall be responsible for maintaining full and accurate accounts and records of all services rendered and facilities used pursuant to this Agreement and such additional information as Company may reasonably request for purposes of its internal bookkeeping and accounting operations. Provider shall keep such accounts and records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by Company and persons authorized by it or any governmental agency having jurisdiction over Company during all reasonable business hours.

            With respect to accounting and statistical records prepared by Provider by reason of its performance under this Agreement, summaries of such records shall be delivered to Company within thirty (30) days from the end of the quarter to which the records pertain.
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            9. OTHER RECORDS AND DOCUMENTS. All books, records, and files established and maintained by Provider by reason of its performance under this Agreement which, absent this Agreement, would have been held by Company, shall be deemed the property of Company, and shall be subject to examination at all times by Company and persons authorized by it or any governmental agency having jurisdiction over Company, and shall be delivered to Company at least quarterly.

            With respect to original documents other than those provided for in
Section 5 hereof which would otherwise be held by Company and which may be obtained by Provider in performing under this Agreement, Provider shall deliver such documents to Company within thirty (30) days of their receipt by Provider except where continued custody of such original documents is necessary to perform hereunder.

            10. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Provider an exclusive right to provide services to Company, and Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by Company pursuant to this Agreement.

            11. CONTACT PERSON(S). Company and Provider each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Each party shall notify the other, in writing, as to the name, address and telephone number of any replacement for any such designated contact person.
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            12. TERMINATION AND MODIFICATION. This Agreement shall remain in effect until terminated by either Provider or Company upon giving thirty (30) days or more advance written notice, provided that Company shall have the right to elect to continue to receive data processing services and/or to continue to utilize data processing facilities and related software for up to 180 days from the date of such notice. Subject to the terms (including any limitations and restrictions) of any applicable software or hardware licensing agreement then in effect between Provider and any licensor, Provider shall, upon termination of this Agreement, grant to Company a perpetual license, without payment of any fee, in any electronic data processing software developed or used by Provider in connection with the services provided to Company hereunder if such software is not commercially available and is necessary, in Company's reasonable judgment, for Company to perform subsequent to termination the functions provided by Provider hereunder. Upon termination, Provider shall promptly deliver to Company all books and records that are, or are deemed by this Agreement to be, the property of Company.

            13. SETTLEMENT ON COMPLETE TERMINATION. No later than sixty (60) days after the effective date of termination of this Agreement, Provider shall deliver to Company a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within fifteen
(15) days of receipt of such statement.

            14. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed
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or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.

            15. GOVERNING LAW; SERVICE OF SUIT; FORUM SELECTION. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State, without regard to principles of conflict of laws.

            16. ARBITRATION. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, except as provided in Section 3, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof. The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in New York, New York.

            17. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, telex or telecopier, addressed

            If to Provider to:
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                           The Manufacturers Life Insurance Company (U.S.A.)
                           73 Tremont Street
                           Boston MA 02108-3915

                  If to Company to:

                           The Manufacturers Life Insurance Company of New York 100 Summit Lake Drive, 2nd floor
                           Valhalla, NY 10595
                           Attention: President

or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

            18. ENTIRE AGREEMENT. This Agreement, together with such amendments as may from time to time be executed in writing by the parties in accordance with Section 1505 of the New York Insurance Law, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby and supersedes the Prior Agreement, as well as any and all other agreements, arrangements and understandings relating to the subject matter hereof.

            19. SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            20. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            21. TERMINATION OF PRIOR AGREEMENT. Company represents that the Prior Agreement has been terminated as of the Effective Date of this Agreement.
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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized so to do, and their respective corporate seals to be affixed hereto, as of the date and year first above written.


                                           THE MANUFACTURERS LIFE INSURANCE
                                           COMPANY (U.S.A.)

                                           BY ________________________________


Attest:______________________


                                           THE MANUFACTURERS LIFE INSURANCE
                                           COMPANY OF NEW YORK

                                           BY _________________________________